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                                                EXHIBIT 4.1

                                                AMERICAN BANCORP OF NEVADA
                                                1995 STOCK OPTION PLAN
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                           AMERICAN BANCORP OF NEVADA

                             1995 STOCK OPTION PLAN



1. PURPOSE

The purpose of the American Bancorp of Nevada 1995 Stock Option Plan (the "Plan") is to provide financial reward opportunities to certain key employees and directors (the "Participants") of American Bancorp of Nevada (the "Company") and its subsidiaries based on the long-term success of the Company. Such financial reward opportunities shall be based upon the grant of stock options ("Options"), the value of which is related to the appreciation in the value of the common stock of the Company. The Plan is intended to benefit the Company by retaining and motivating Participants to achieve the Company's long-term goals.

2. DEFINITIONS

Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the following meanings:

  a. "Beneficiary" shall be the person or persons who shall acquire the right to exercise an Option by bequest or inheritance.

  b. "Compensation Committee" or "Committee" means the Compensation Committee of the Board of Directors of the Company as may be established by the Board of Directors of the Company.

  c. "Code" means the Internal Revenue Code of 1986 as amended from time to time.

  d. "Grantee" means a person to whom an Option has been granted under the Plan.

  e. "Option" means an option to purchase shares of the Company's common stock that is evidenced by a written stock option agreement entered into between the Company and the Grantee.

  f. "Term" means the period during which a particular Option may be exercised.

3. ADMINISTRATION

The Plan shall be administered by the Board of Directors (the "Board"), unless the Compensation Committee is established and authorized by the Board to administer the Plan. Subject to the provisions of the Plan, the Board shall have the exclusive power to (i) select the Participants to be granted Options;
(ii) determine





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the number of Options to be granted; and (iii) establish the date of each
Option granted.

4. INCENTIVE AND NONQUALIFIED STOCK OPTIONS

It is intended that the Options granted hereunder will include (i) those that qualify as incentive stock options under Section 422(b) of the Code, and (ii) those that do not qualify as incentive stock options and are therefore nonqualified stock options.

5. NUMBER AND SOURCE OF SHARES SUBJECT TO THE PLAN

The Company may grant Options under the Plan for not more than 350,000 shares of common stock ("Shares") which shall be provided by the issuance of Shares authorized but unissued. In the event that an Option previously granted shall for any reason lapse or be canceled without being exercised, the unpurchased Shares subject to the Option shall be restored to the total number of Shares to be granted under the Plan.

6. PARTICIPANTS

Options may be granted to key employees employed by the Company or any subsidiary of the Company and to selected members of the Board, as determined by the Board. Options granted to Participants who are not employees shall be nonqualified stock options.

7. GRANTS

Options shall be granted to Participants as recommended by the Chief Executive Officer and approved by the Board. Options shall be granted at such time or times and in such quantities as approved by the Board, and shall be subject to such terms and conditions as set forth in this Plan.

With respect to the number of Shares subject to incentive stock options granted to any one Participant in any one year, the aggregate fair market value (determined as of the time the Option is granted) of the Shares which become exercisable shall not exceed $100,000 during any one calendar year.

8. EXERCISE PRICE

The exercise price for each Option granted shall be the fair market value of a Share at the date of grant, except for incentive stock options granted to employees who own more than ten percent of the Company's voting stock.

With respect to any incentive stock options granted to a Grantee who, on the date the Option is granted, owns more than ten percent of the combined voting power of all classes of stock of the Company, the exercise price for each Share shall not be less than 110 percent of the fair market value of a Share on the date the Option is granted.





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Notwithstanding anything herein to the contrary, in no event may an Option be granted under the Plan if the exercise price is less than the par value of a Share.

9. TERM OF OPTIONS

The Board shall establish the maximum period of time ("Term") during which an option must be exercised. In no event shall the Term of an option extend beyond five years from the date of grant.

10.  VESTING

Options to the Participants shall vest in accordance with the following schedule of years of employment or service as a director since the date of the grant of such Options.

        Vesting            Years Following
      of Options            Date of Grant
      ----------           ---------------
         25%               1 year
         50%               2 years
         75%               3 years
        100%               4 years or more

Notwithstanding the provisions of the above schedule, all vested Options granted to a Participant shall become fully exercisable upon (i) the Participant's termination of employment with the Company due to death, disability or retirement; (ii) the sale or termination of the business of, or liquidation or dissolution of the Company by the owners of at least a majority of the shares of common stock of the Company; (iii) sale of substantially all of the assets of the Company; (iv) the merger or consolidation of the Company with any other corporation wherein the Company is not the surviving corporation of such merger or consolidation; or (v) the termination of the Participant's employment by the Company "without cause" as determined by the Board.

For purposes of this Section, a Participant will be considered disabled if such Participant's disability meets the definition of "disabled" in Section 22(e)(3) of the Code; and a Participant will be considered retired if the Participant's employment with the Company terminates at or after the date the Participant attains the age of 65.

11.  EXERCISE OF OPTIONS BY GRANTEE

Grantees may exercise vested Options at any time during the Term.

  a. Options shall be exercised by delivering or mailing to the Board:

     1. A written notice, in the form and in the manner substantially as shown in Exhibit A hereto, specifying the number of Shares to be purchased; and





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     2.  Payment in full in cash of the exercise price for the Shares purchased.

  b. Upon receipt of the notice of exercise and upon payment of the exercise price, the Company shall promptly deliver to the Grantee a certificate or certificates for the Shares purchased, without charge to him for issue or transfer tax.

  c. An Option may be exercised during the lifetime of the Grantee only by the Grantee.

12. EXERCISE OF OPTIONS AFTER DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

In the event of a Grantee's termination of employment or directorship (for a nonemployee director) for any reason, including retirement, death and disability, all exercisable Options may be exercised within three (3) months of such termination, unless such termination of employment is "for cause" in which case, all options granted to the Grantee are forfeited and canceled as of the date of such termination. However, the Board, in its sole discretion, may reinstate the Options of the Grantee with respect to the installments which had vested as of the date of termination of Granteee's employment, provided that the Board takes such action within thirty (30) days of the date of termination. A grantee of an option which has been reinstated shall have three (3) months from the time of his or her termination of employment to exercise those installments of his or her option which had vested as of the time of his or her termination of employment. For the purposes of the Plan, a termination of a Grantee's employment by the Company "for cause" means a termination due to any of the following events:

  a. The willful or knowing failure or refusal of a Grantee to perform the duties of his job;

  b. Actions of a Grantee that constitute dishonesty, embezzlement, theft, misappropriation of funds, or a continuing violation of governmental regulations; or

  c. The commission by the Grantee of a felony or a crime of moral turpitude.

13.  CHANGES IN CAPITAL AND CORPORATE STRUCTURE

In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the aggregate number of Shares available for Options, the number of Shares subject to outstanding Options, the exercise price of each of the Options, and the number of Options held by Grantees under the Plan.





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14.  EFFECT OF MERGER OR OTHER REORGANIZATION

If the Company shall be the surviving corporation in a merger or other reorganization, Option rights shall extend to stock and securities of the Company to the same extent that a holder of that number of shares of common stock of the Company underlying the Options immediately before the merger or consolidation would be entitled to have. If the (i) Company dissolves, sells substantially all of its assets, sells shares of common stock of the Company in an amount that is equal to more than 51% of the Company's outstanding shares of common stock, or is a party to a merger or other reorganization in which it is not the surviving corporation or (ii) more than 51% of the Company's outstanding shares of common stock or voting rights thereto are purchased or acquired by any person, entity or group of persons and/or entities acting in concert ("Corporate Event"), then each Option shall be exercisable in full within the period of thirty (30) days before the date of such Corporate Event.

15.  SHAREHOLDER RIGHTS

No person shall have any rights of a shareholder by virtue of an Option except with respect to Shares actually issued to him.

16.  NONTRANSFERABILITY

Options granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

17.  WITHHOLDING

The Company shall have the right to deduct from all Option exercises pursuant to the Plan any taxes required by law to be withheld with respect to such exercises.

18.  MISCELLANEOUS PROVISIONS

  a. No employee or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

  b. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine and any singular terminology shall include the plural.





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19.  AMENDMENT OF THE PLAN

The Board may, at any time, suspend, amend or terminate the Plan and may, with the consent of the Grantee, make such modification of the terms and conditions of the Option as it shall deem advisable; provided that, except as permitted under the provisions of Sections 13 and 14 hereof, no amendment or modification which would:

  a. increase the maximum number of Shares which may be purchased pursuant to options granted under the Plan either in the aggregate or by an individual;

  b. change the minimum option price;

  c. increase the maximum term of options provided for herein; or

  d. permit options to be granted to anyone other than directors and key employees of the Company or a subsidiary corporation;

may be adopted without the Company having first obtained  shareholder approval.

No option may be granted during any suspension or after termination of the Plan. Any amendment, suspension or termination of the Plan shall not (except as otherwise provided in Section 13 hereof), without the consent of the Grantee, alter or impair any rights or obligations under any Option theretofore granted.

20.  EFFECTIVENESS AND TERMS OF PLAN

The effective date of the Plan shall be January 1, 1995. The Board may at any time terminate the Plan and unless sooner terminated by the Board, the Plan shall terminate on December 31, 1999. No options shall be granted pursuant to the Plan after the date of termination of the Plan.

21.  GOVERNING LAW

The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Nevada except to the extent that such laws may be superseded by Federal laws.





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